Exhibit 23.2



INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement Nos. 333-67469 and 333-23159 of Radyne ComStream Inc. (formerly Radyne Corp.) on Form S-8 of our report dated February 4, 1998, appearing in this Annual Report on Form 10-K/A of Radyne ComStream Inc. for the year ended December 31, 1998.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

Phoenix, Arizona
August 25, 1999